Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Richmond, Va., January 26, 2021 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $56.5 million and basic and diluted earnings per common share of $0.72 for the fourth quarter ended December 31, 2020. Adjusted operating earnings available to common shareholders(1) were $72.9 million, diluted operating earnings per common share(1) were $0.93, and pre-tax pre-provision adjusted operating earnings(1) were $77.0 million for the fourth quarter ended December 31, 2020.

Net income available to common shareholders was $152.6 million and basic and diluted earnings per common share were $1.93 for the twelve months ended December 31, 2020. Adjusted operating earnings available to common shareholders(1) were $168.8 million, diluted operating earnings per common share(1) were $2.14, and pre-tax pre-provision adjusted operating earnings(1) were $294.0 million, for the twelve months ended December 31, 2020.

“Despite the continued economic disruption caused by the pandemic in 2020, Atlantic Union delivered solid financial results in the fourth quarter and for the full year while demonstrating the flexibility and agility needed for success,” said John C. Asbury, president and chief executive officer of Atlantic Union. “Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union remains in a strong financial position with ample liquidity and a well-fortified capital base.

“Our conservative credit culture is serving us well as we help our clients weather the storm. While we continue to face near-term uncertainty, as a result of benign credit quality metrics to date and a more optimistic economic outlook due to the roll-out of COVID-19 vaccines and additional government stimulus inclusive of more PPP funding, we are more confident that credit losses will not be as severe as initially feared.

“Looking forward, we are optimistic that the challenges of COVID-19 will ease as 2021 progresses and that Atlantic Union will emerge as a stronger company that is well positioned to generate sustainable, profitable growth and build long term value for our shareholders.”

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

During 2020, the Company participated in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was intended to provide economic relief to small businesses that have been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The Company processed over 11,000 PPP loans pursuant to the CARES Act, which totaled $1.7 billion with a recorded investment of $1.2 billion and unamortized deferred fees of $17.6 million, each as of December 31, 2020. The loans carry a 1% interest rate. In addition to an insignificant amount of PPP loan pay offs, the Company processed approximately $429.3 million of loan forgiveness on approximately 3,100 PPP loans during the fourth quarter of 2020.

Certain provisions of the CARES Act, including additional PPP funding, were extended as a result of the Consolidated Appropriations Act, 2021 (the “CAA”), which was signed into law on December 27, 2020. The Company began accepting applications on January 19, 2021 for additional PPP loans pursuant to the CAA.

(1)	These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

Expense Reduction Measures

During 2020, the Company launched several initiatives to reduce expenses in light of the current and expected operating environment, including the consolidation of certain branch locations.

The Company completed the consolidation of 14 branches in September 2020 and one branch in December 2020, and five branches are expected to be consolidated in February 2021. These actions resulted in expenses of approximately $6.8 million for the twelve months ended December 31, 2020 with approximately $3.4 million recognized in the second quarter of 2020, approximately $2.6 million in the third quarter of 2020 and approximately $790,000 in the fourth quarter of 2020, primarily related to lease termination costs, severance costs and real estate write-downs.

Additionally, in response to the current rate environment, the Company prepaid certain long-term Federal Home Loan Bank (“FHLB”) advances, which resulted in a prepayment penalty of $20.8 million in the fourth quarter of 2020.

NET INTEREST INCOME

For the fourth quarter of 2020, net interest income was $145.6 million, an increase from $137.4 million reported in the third quarter of 2020. Net interest income (FTE)(1) was $148.7 million in the fourth quarter of 2020, an increase of $8.4 million from the third quarter of 2020. The fourth quarter net interest margin increased 17 basis points to 3.25% from 3.08% in the previous quarter, while the net interest margin (FTE)(1)  increased 18 basis points to 3.32% from 3.14% during the same period. The increases in the net interest margin and net interest margin (FTE) were principally due to the increase in PPP loan accretion to $15.0 million in the fourth quarter of 2020 from $9.9 million in the third quarter of 2020 driven by PPP loan forgiveness approved by the SBA during the fourth quarter.

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting increased $702,000 from the prior quarter to $4.4 million for the quarter ended December 31, 2020. The four quarters of 2020, and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended March 31, 2020	$9,528	50	(138)	$9,440
For the quarter ended June 30, 2020	6,443	34	(140)	6,337
For the quarter ended September 30, 2020	3,814	26	(167)	3,673
For the quarter ended December 31, 2020	4,541	22	(188)	4,375
For the years ending (estimated):
2021	8,625	14	(807)	7,832
2022	7,096	(43)	(829)	6,224
2023	5,213	(32)	(852)	4,329
2024	4,221	(4)	(877)	3,340
2025	3,160	(1)	(900)	2,259
Thereafter	13,780	—	(9,873)	3,907
Total remaining acquisition accounting fair value adjustments at December 31, 2020	42,095	(66)	(14,138)	27,891

ASSET QUALITY

Overview

During the fourth quarter of 2020, the Company’s asset quality metrics remained relatively stable. Nonperforming assets (“NPAs”) as a percentage of loans increased slightly, but, remained low at 0.32% at December 31, 2020. Accruing past due loan levels as a percentage of total loans held for investment at December 31, 2020 remained consistent with a 1 basis point increase as compared to September 30, 2020 and lower than accruing past due loan levels at December 31, 2019. Net charge-off levels remained low at 0.05% of average loans for the fourth quarter 2020, which is a 1 basis point increase from the third quarter of 2020 and a 10 basis point decrease from the fourth quarter 2019.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

The allowance for credit losses (“ACL”) decreased from September 30, 2020 due to improvements in the macroeconomic outlook which resulted in a decline in the provision for credit losses for the fourth quarter of 2020, as compared to the third quarter of 2020.

Loan Modifications for Borrowers Affected by COVID-19

On March 22, 2020, the five federal bank regulatory agencies and the Conference of State Bank Supervisors issued joint guidance (subsequently revised on April 7, 2020) with respect to loan modifications for borrowers affected by COVID-19 (the “March 22 Joint Guidance”). The March 22 Joint Guidance encourages banks, savings associations, and credit unions to make loan modifications for borrowers affected by COVID-19 and, importantly, assures those financial institutions that they will not (i) receive supervisory criticism for such prudent loan modifications and (ii) be required by examiners to automatically categorize COVID-19-related loan modifications as TDRs. The federal banking regulators have confirmed with the Financial Accounting Standards Board (or FASB) that short-term loan modifications made on a good faith basis in response to COVID-19 to borrowers who were current (i.e., less than 30 days past due on contractual payments) when the modification program was implemented are not considered TDRs.

In addition, Section 4013 of the CARES Act, as amended by the CAA, provides banks, savings associations, and credit unions with the ability to make loan modifications related to COVID-19 without categorizing the loan as a TDR or conducting the analysis to make the determination, which is intended to streamline the loan modification process. Any such suspension is effective for the term of the loan modification; however, the suspension is only permitted for loan modifications made during the effective period of Section 4013 and only for those loans that were not more than thirty days past due as of December 31, 2019. The relief afforded by Section 4013 of the CARES Act, as amended by the CAA, is available to loans modified between March 1, 2020 and the earlier of 60 days after the date of termination of the COVID-19 national emergency and January 1, 2022.

The Company has made certain loan modifications pursuant to the March 22 Joint Guidance and Section 4013 of the CARES Act (as amended by the CAA), and as of December 31, 2020 approximately $146.1 million remain under their modified terms, a decline of $623.5 million as compared to September 30, 2020. The majority of the Company’s modifications as of December 31, 2020 were in the commercial real estate portfolios.

Nonperforming Assets

At December 31, 2020, NPAs totaled $45.2 million, an increase of $2.0 million from September 30, 2020. NPAs as a percentage of total outstanding loans at December 31, 2020 were 0.32%, an increase of 2 basis points from 0.30% at September 30, 2020. Excluding the impact of the PPP loans(1), NPAs as a percentage of total outstanding loans were 0.35%, an increase of 1 basis point from September 30, 2020.

The Company’s adoption of current expected credit loss (“CECL”) on January 1, 2020 resulted in a change in the accounting and reporting related to purchased credit impaired (“PCI”) loans, which are now defined as purchased credit deteriorated (“PCD”) and evaluated at the loan level instead of being evaluated in pools under PCI accounting. All prior period nonaccrual and past due loan metrics discussed herein have not been restated for CECL accounting and exclude PCI-related loan balances.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Nonaccrual loans	$42,448	$39,023	$39,624	$44,022	$28,232
Foreclosed properties	2,773	4,159	4,397	4,444	4,708
Total nonperforming assets	$45,221	$43,182	$44,021	$48,466	$32,940

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Beginning Balance	$39,023	$39,624	$44,022	$28,232	$30,032
Net customer payments	(4,640)	(2,803)	(6,524)	(3,451)	(5,741)
Additions	8,211	2,790	3,206	6,059	5,631
Impact of CECL adoption	—	—	—	14,381	—
Charge-offs	(146)	(588)	(1,088)	(1,199)	(1,690)
Loans returning to accruing status	—	—	8	—	—
Ending Balance	$42,448	$39,023	$39,624	$44,022	$28,232

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Beginning Balance	$4,159	$4,397	$4,444	$4,708	$6,385
Additions of foreclosed property	—	—	—	615	62
Valuation adjustments	(35)	—	—	(44)	(375)
Proceeds from sales	(1,357)	(254)	(55)	(854)	(1,442)
Gains (losses) from sales	6	16	8	19	78
Ending Balance	$2,773	$4,159	$4,397	$4,444	$4,708

Past Due Loans

Past due loans still accruing interest totaled $49.8 million or 0.36% of total loans held for investment at December 31, 2020, compared to $50.9 million or 0.35% of total loans held for investment at September 30, 2020, and $76.6 million or 0.61% of total loans held for investment at December 31, 2019. Excluding the impact of the PPP loans(1), past due loans still accruing interest were 0.39% of total adjusted loans held for investment at December 31, 2020, compared to 0.40% of total adjusted loans held for investment at September 30, 2020. Of the total past due loans still accruing interest, $13.6 million or 0.10% of total loans held for investment were loans past due 90 days or more at December 31, 2020, compared to $15.7 million or 0.11% of total loans held for investment at September 30, 2020, and $13.4 million or 0.11% of total loans held for investment at December 31, 2019.

Net Charge-offs

For the fourth quarter of 2020, net charge-offs were $1.8 million or 0.05% of total average loans on an annualized basis, compared to $1.4 million or 0.04% for the third quarter of 2020 and $4.6 million or 0.15% for the fourth quarter last year. Excluding the impact of the PPP loans(1), net charge-offs were 0.06% of total adjusted average loans on an annualized basis, compared to 0.04% for the third quarter of 2020. The majority of net charge-offs in the fourth quarter of 2020 were related to the third-party consumer loan portfolio.

For the year ended December 31, 2020, net charge-offs were $11.4 million or 0.08% of total average loans, compared to $20.9 million or 0.17% for the year ended December 31, 2019. Excluding the impact of the PPP loans(1), net charge-offs were 0.09% of total average loans on an annualized basis, compared to 0.17% for the year ended December 31, 2019. The majority of net charge-offs for the year ended December 31, 2020 were related to the third-party consumer loan portfolio.

Provision for Credit Losses

The provision for credit losses decreased $20.4 million for the fourth quarter of 2020 compared to the previous quarter and decreased $16.7 million compared to the same quarter in 2019. The provision for credit losses for the fourth quarter of 2020 reflected a negative provision of $11.8 million in provision for loan losses and a negative provision of $2.0 million in provision for unfunded commitments. The decrease in the provision for credit losses was driven by the improvement in the economic forecast utilized in estimating the final allowance for credit losses (“ACL”) as of December 31, 2020.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

Allowance for Credit Losses

At December 31, 2020, the ACL was $170.5 million and included an allowance for loan and lease losses (“ALLL”) of $160.5 million and a reserve for unfunded commitments (“RUC”) of $10.0 million. The ACL decreased $15.6 million from September 30, 2020, due to lower expected losses than previously estimated as a result of improvements in Virginia’s unemployment rate, benign credit quality metrics to date, and an improved economic forecast due to the roll-out of COVID-19 vaccines and additional government stimulus inclusive of more PPP funding.

The ALLL decreased $13.6 million and the RUC decreased $2.0 million from September 30, 2020. The ALLL as a percentage of the total loan portfolio was 1.14% at December 31, 2020 and 1.21% at September 30, 2020. The ACL as percentage of total loans was 1.22% at December 31, 2020 and 1.29% at September 30, 2020. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ALLL as a percentage of adjusted loans decreased 11 basis points to 1.25% from the prior quarter and the ACL as a percentage of adjusted loans decreased 13 basis points to 1.33% from the prior quarter. The ratio of the ALLL to nonaccrual loans was 378.2% at December 31, 2020, compared to 446.2% at September 30, 2020.

NONINTEREST INCOME

Noninterest income decreased $2.2 million to $32.2 million for the quarter ended December 31, 2020 from $34.4 million in the prior quarter, primarily driven by a decline in bank owned life insurance income due to $1.4 million in death benefit proceeds received during the third quarter of 2020, lower insurance related income of approximately $530,000, reduced level of unrealized gains of approximately $550,000 related to the Company’s SBIC investments, and lower loan-related interest rate swap income of $460,000 due to lower transaction volumes. These quarterly declines were partially offset by increases in several other non-interest income categories including an increase in service charges on deposit accounts of $661,000, primarily due to higher NSF and overdraft fees.

NONINTEREST EXPENSE

Noninterest expense increased $28.5 million to $121.7 million for the quarter ended December 31, 2020 from $93.2 million in the prior quarter, primarily driven by the recognition of an approximately $20.8 million loss on debt extinguishment in the fourth quarter, resulting from the prepayment of approximately $350.0 million in long-term FHLB advances. In addition, during the fourth quarter of 2020, there was an increase of approximately $8.6 million in salaries and benefits, driven primarily by performance based variable incentive compensation and profit-sharing expenses of $7.4 million, including a $1.2 million contribution to the Company’s Employee Stock Ownership Plan (“ESOP”), as well as third party expenses of approximately $716,000 incurred to process PPP loans for SBA forgiveness. Other increases from the third quarter of 2020 included approximately $883,000 in professional services driven by higher consulting fees due to LIBOR transition and other projects, and an increase in FDIC assessment premiums of approximately $582,000, driven by the impact of lower PPP loan balances on the Company’s assessment rate. Noninterest expense for the fourth quarter of 2020 also included approximately $790,000 in costs related to the Company’s plans to close five branches in February 2021 and approximately $450,000 in costs related to the Company’s response to the COVID-19 pandemic.

INCOME TAXES

The effective tax rate for the three months ended December 31, 2020 was 15.1% compared to 15.3% for the three months ended September 30, 2020.

BALANCE SHEET

At December 31, 2020, total assets were $19.6 billion, a decrease of $302.2 million or approximately 6.0% (annualized) from September 30, 2020, and an increase of $2.1 billion or approximately 11.8% from December 31, 2019. The decrease in assets from the prior quarter was driven by PPP loan forgiveness, partially offset by organic loan growth while growth from the prior year was primarily a result of growth in both organic and PPP loans.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

At December 31, 2020, loans held for investment (net of deferred fees and costs) were $14.0 billion, a decrease of $361.9 million or 10.0% (annualized) from September 30, 2020, while average loans decreased $170.0 million or 4.7% (annualized), from the prior quarter. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) increased $59.2 million, or 1.8% (annualized), while average loans increased $22.6 million, or 0.7% (annualized) during this period. Loans held for investment (net of deferred fees and costs) increased $1.4 billion or 11.2% from December 31, 2019, while quarterly average loans increased $1.9 billion or 15.1% from the prior year. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at December 31, 2020 increased $230.9 million or 1.8% from the prior year, while quarterly average loans during the fourth quarter of 2020 increased $415.4 million or 3.4% from the prior year. In addition to an insignificant amount of PPP loan payoffs, the Company processed $429.3 million of loan forgiveness on approximately 3,100 PPP loans during the fourth quarter of 2020.

At December 31, 2020, total deposits were $15.7 billion, an increase of $146.7 million or approximately 3.7% (annualized) from September 30, 2020, while average deposits increased $315.7 million or 8.1% (annualized) from the prior quarter. Deposits increased $2.4 billion or 18.2% from December 31, 2019, while quarterly average deposits increased $2.6 billion or 19.5% from the prior year. The increase in deposits from the prior year was primarily due to the impact of PPP loan related deposits and government stimulus.

The following table shows the Company’s capital ratios at the quarters ended:

	December 31,	September 30,	December 31,
	2020	2020	2019
Common equity Tier 1 capital ratio (2)	10.26%	10.05%	10.24%
Tier 1 capital ratio (2)	11.39%	11.18%	10.24%
Total capital ratio (2)	14.00%	13.93%	12.63%
Leverage ratio (Tier 1 capital to average assets) (2)	8.95%	8.82%	8.79%
Common equity to total assets	12.95%	12.52%	14.31%
Tangible common equity to tangible assets (1)	8.31%	7.91%	9.08%

(1)	These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.
(2)	All ratios at December 31, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

On June 9, 2020, the Company issued and sold 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), par value $10.00 per share of Series A Preferred Stock with a liquidation preference of $10,000 per share of Series A Preferred Stock. The net proceeds received from the issuance of the Series A Preferred Stock was approximately $166.4 million after deducting the underwriting discount and other offering expenses payable by the Company. The Series A Preferred Stock is included in Tier 1 capital.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

During the fourth quarter of 2020, the Company declared and paid cash dividends of $0.25 per common share, consistent with the third quarter of 2020 and the fourth quarter of 2019. During the fourth quarter of 2020, the Company also declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share).

On July 10, 2019, the Company announced that its Board of Directors had authorized a share repurchase program (effective July 8, 2019) to purchase up to $150 million of the Company’s common stock through June 30, 2021 in open market transactions or privately negotiated transactions. On March 20, 2020, the Company suspended its share repurchase program, which had $20 million remaining in the authorization when it was suspended. The Company repurchased an aggregate of approximately 3.7 million shares, at an average price of $35.48, per share under the authorization prior to the suspension.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 134 branches and approximately 155 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Middleburg Investment Services, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FOURTH QUARTER AND FISCAL YEAR 2020 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for analysts on Tuesday, January 26, 2021 at 9:00 a.m. Eastern Time during which management will review the fourth quarter and fiscal year 2020 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 2886812. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/ze3ax9o8.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results of the quarter and fiscal year ended December 31, 2020, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes and statements regarding the Company’s planned branch consolidations and statements regarding the impact of additional PPP funding on the Company, are statements that include, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles relating to loan loss recognition (CECL);
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services and increased competition relating to fintech;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act, as amended by the CAA, and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act, as amended by the CAA;
●	the effects of changes in federal, state or local tax laws and regulations;

●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$161,847	$157,414	$174,211	$653,454	$699,332
Interest expense	16,243	20,033	39,081	98,156	161,460
Net interest income	145,604	137,381	135,130	555,298	537,872
Provision for credit losses	(13,813)	6,558	2,900	87,141	21,092
Net interest income after provision for credit losses	159,417	130,823	132,230	468,157	516,780
Noninterest income	32,241	34,407	29,193	131,486	132,815
Noninterest expenses	121,668	93,222	94,318	413,349	418,340
Income before income taxes	69,990	72,008	67,105	186,294	231,255
Income tax expense	10,560	11,008	11,227	28,066	37,557
Income from continuing operations	59,430	61,000	55,878	158,228	193,698
Discontinued operations, net of tax	—	—	(42)	—	(170)
Net income	59,430	61,000	55,836	158,228	193,528
Dividends on preferred stock	2,967	2,691	—	5,658	—
Net income available to common shareholders	$56,463	$58,309	$55,836	$152,570	$193,528

Interest earned on earning assets (FTE) (1)	$164,931	$160,315	$176,868	$665,001	$710,453
Net interest income (FTE) (1)	148,688	140,282	137,787	566,845	548,993
Total revenue (FTE) (1)	180,929	174,689	166,980	698,331	681,808
Pre-tax pre-provision operating earnings (8)	76,987	78,548	71,392	294,026	295,178

Key Ratios
Earnings per common share, diluted	$0.72	$0.74	$0.69	$1.93	$2.41
Return on average assets (ROA)	1.19%	1.23%	1.27%	0.83%	1.15%
Return on average equity (ROE)	8.82%	9.16%	8.81%	6.14%	7.89%
Return on average tangible common equity (ROTCE) (2) (3)	15.60%	16.49%	15.64%	11.18%	14.26%
Efficiency ratio	68.41%	54.27%	57.40%	60.19%	62.37%
Net interest margin	3.25%	3.08%	3.48%	3.26%	3.61%
Net interest margin (FTE) (1)	3.32%	3.14%	3.55%	3.32%	3.69%
Yields on earning assets (FTE) (1)	3.69%	3.59%	4.55%	3.90%	4.77%
Cost of interest-bearing liabilities	0.52%	0.64%	1.33%	0.80%	1.43%
Cost of deposits	0.30%	0.39%	0.92%	0.51%	0.92%
Cost of funds	0.37%	0.45%	1.00%	0.58%	1.08%

Operating Measures (4)
Adjusted operating earnings	$75,870	$60,986	$56,966	$174,495	$227,813
Adjusted operating earnings available to common shareholders	72,903	58,295	56,966	168,837	227,813
Adjusted operating earnings per share, diluted	$0.93	$0.74	$0.71	$2.14	$2.84
Adjusted operating ROA	1.52%	1.23%	1.30%	0.91%	1.35%
Adjusted operating ROE	11.27%	9.16%	8.99%	6.77%	9.29%
Adjusted operating ROTCE (2) (3)	19.91%	16.49%	15.93%	12.28%	16.61%
Adjusted operating efficiency ratio (FTE) (1)(7)	53.59%	51.05%	52.77%	53.16%	51.79%

Per Share Data
Earnings per common share, basic	$0.72	$0.74	$0.69	$1.93	$2.41
Earnings per common share, diluted	0.72	0.74	0.69	1.93	2.41
Cash dividends paid per common share	0.25	0.25	0.25	1.00	0.96
Market value per share	32.94	21.37	37.55	32.94	37.55
Book value per common share	32.46	31.86	31.58	32.46	31.58
Tangible book value per common share (2)	19.78	19.13	18.90	19.78	18.90
Price to earnings ratio, diluted	11.50	7.26	13.72	17.07	15.58
Price to book value per common share ratio	1.01	0.67	1.19	1.01	1.19
Price to tangible book value per common share ratio (2)	1.67	1.12	1.99	1.67	1.99
Weighted average common shares outstanding, basic	78,721,530	78,714,353	80,439,007	78,858,726	80,200,950
Weighted average common shares outstanding, diluted	78,740,351	78,725,346	80,502,269	78,875,668	80,263,557
Common shares outstanding at end of period	78,729,212	78,718,850	80,001,185	78,729,212	80,001,185

	As of & For Three Months Ended			As of & For Year Ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.26%	10.05%	10.24%	10.26%	10.24%
Tier 1 capital ratio (5)	11.39%	11.18%	10.24%	11.39%	10.24%
Total capital ratio (5)	14.00%	13.93%	12.63%	14.00%	12.63%
Leverage ratio (Tier 1 capital to average assets) (5)	8.95%	8.82%	8.79%	8.95%	8.79%
Common equity to total assets	12.95%	12.52%	14.31%	12.95%	14.31%
Tangible common equity to tangible assets (2)	8.31%	7.91%	9.08%	8.31%	9.08%

Financial Condition
Assets	$19,628,449	$19,930,650	$17,562,990	$19,628,449	$17,562,990
Loans held for investment	14,021,314	14,383,215	12,610,936	14,021,314	12,610,936
Securities	3,180,052	3,102,217	2,631,437	3,180,052	2,631,437
Earning Assets	17,624,618	17,885,975	15,576,208	17,624,618	15,576,208
Goodwill	935,560	935,560	935,560	935,560	935,560
Amortizable intangibles, net	57,185	61,068	73,669	57,185	73,669
Deposits	15,722,765	15,576,098	13,304,981	15,722,765	13,304,981
Borrowings	840,717	1,314,322	1,513,748	840,717	1,513,748
Stockholders' equity	2,708,490	2,660,885	2,513,102	2,708,490	2,513,102
Tangible common equity (2)	1,549,388	1,497,900	1,503,873	1,549,388	1,503,873

Loans held for investment, net of deferred fees and costs
Construction and land development	$925,798	$1,207,190	$1,250,924	$925,798	$1,250,924
Commercial real estate - owner occupied	2,128,909	2,107,333	2,041,243	2,128,909	2,041,243
Commercial real estate - non-owner occupied	3,657,562	3,497,929	3,286,098	3,657,562	3,286,098
Multifamily real estate	814,745	731,582	633,743	814,745	633,743
Commercial & Industrial	3,263,460	3,536,249	2,114,033	3,263,460	2,114,033
Residential 1-4 Family - Commercial	671,949	696,944	724,337	671,949	724,337
Residential 1-4 Family - Consumer	822,866	830,144	890,503	822,866	890,503
Residential 1-4 Family - Revolving	596,996	618,320	659,504	596,996	659,504
Auto	401,324	387,417	350,419	401,324	350,419
Consumer	247,730	276,023	372,853	247,730	372,853
Other Commercial	489,975	494,084	287,279	489,975	287,279
Total loans held for investment	$14,021,314	$14,383,215	$12,610,936	$14,021,314	$12,610,936

Deposits
NOW accounts	$3,621,181	$3,460,480	$2,905,714	$3,621,181	$2,905,714
Money market accounts	4,248,335	4,269,696	3,951,856	4,248,335	3,951,856
Savings accounts	904,095	861,685	727,847	904,095	727,847
Time deposits of $250,000 and over	654,224	633,252	684,797	654,224	684,797
Other time deposits	1,926,227	1,930,320	2,064,628	1,926,227	2,064,628
Time deposits	2,580,451	2,563,572	2,749,425	2,580,451	2,749,425
Total interest-bearing deposits	$11,354,062	$11,155,433	$10,334,842	$11,354,062	$10,334,842
Demand deposits	4,368,703	4,420,665	2,970,139	4,368,703	2,970,139
Total deposits	$15,722,765	$15,576,098	$13,304,981	$15,722,765	$13,304,981

Averages
Assets	$19,817,318	$19,785,167	$17,437,552	$19,083,853	$16,840,310
Loans held for investment	14,188,661	14,358,666	12,327,692	13,777,467	11,949,171
Loans held for sale	59,312	45,201	75,038	53,016	53,390
Securities	3,140,243	2,891,210	2,608,942	2,826,504	2,663,184
Earning assets	17,801,490	17,748,152	15,418,605	17,058,795	14,881,142
Deposits	15,896,149	15,580,469	13,302,955	14,950,295	12,515,552
Time deposits	2,571,639	2,579,991	2,847,366	2,643,229	2,627,987
Interest-bearing deposits	11,482,105	11,260,244	10,265,986	11,028,169	9,624,396
Borrowings	891,699	1,183,839	1,369,035	1,215,676	1,656,426
Interest-bearing liabilities	12,373,804	12,444,083	11,635,021	12,243,845	11,280,822
Stockholders' equity	2,679,170	2,648,777	2,515,303	2,576,372	2,451,435
Tangible common equity (2)	1,518,223	1,483,848	1,509,001	1,482,060	1,459,509

		As of & For Three Months Ended			As of & For Year Ended
		12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$174,122	$169,977	$43,820	$42,294	$41,045
Add: Day 1 impact from adoption of CECL		—	—	—	47,484	—
Add: Recoveries		1,617	1,566	2,292	6,754	7,232
Less: Charge-offs		3,386	2,978	6,918	18,193	28,108
Add: Provision for loan losses		(11,813)	5,557	3,100	82,201	22,125
Ending balance, ALLL		$160,540	$174,122	$42,294	$160,540	$42,294

Beginning balance, Reserve for unfunded commitment (RUC)		$12,000	$11,000	$1,100	900	900
Add: Day 1 impact from adoption of CECL		—	—	—	4,160	—
Add: Impact of acquisition accounting		—	—	—	—	1,033
Add: Provision for unfunded commitments		(2,000)	1,000	(200)	4,940	(1,033)
Ending balance, RUC		$10,000	$12,000	$900	10,000	900
Total ACL		$170,540	$186,122	$43,194	$170,540	$43,194

ACL / total outstanding loans		1.22%	1.29%	0.34%	1.22%	0.34%
ACL / total adjusted loans(9)		1.33%	1.46%	0.34%	1.33%	0.34%
ALLL / total outstanding loans		1.14%	1.21%	0.34%	1.14%	0.34%
ALLL / total adjusted loans(9)		1.25%	1.36%	0.34%	1.25%	0.34%
Net charge-offs / total average loans		0.05%	0.04%	0.15%	0.08%	0.17%
Net charge-offs / total adjusted average loans(9)		0.06%	0.04%	0.15%	0.09%	0.17%
Provision for loan losses/ total average loans		(0.33)%	0.15%	0.10%	0.60%	0.19%
Provision for loan losses/ total adjusted average loans(9)		(0.37)%	0.17%	0.10%	0.65%	0.19%
	`
Nonperforming Assets(6)
Construction and land development		$3,072	$3,520	$3,703	$3,072	$3,703
Commercial real estate - owner occupied		7,128	9,267	6,003	7,128	6,003
Commercial real estate - non-owner occupied		2,317	1,992	381	2,317	381
Multifamily real estate		33	33	—	33	—
Commercial & Industrial		2,107	1,592	1,735	2,107	1,735
Residential 1-4 Family - Commercial		9,993	5,743	4,301	9,993	4,301
Residential 1-4 Family - Consumer		12,600	12,620	9,292	12,600	9,292
Residential 1-4 Family - Revolving		4,629	3,664	2,080	4,629	2,080
Auto		500	517	563	500	563
Consumer		69	75	77	69	77
Other Commercial		—	—	97	—	97
Nonaccrual loans		$42,448	$39,023	$28,232	$42,448	$28,232
Foreclosed property		2,773	4,159	4,708	2,773	4,708
Total nonperforming assets (NPAs)		$45,221	$43,182	$32,940	$45,221	$32,940
Construction and land development		$—	$93	$189	$—	$189
Commercial real estate - owner occupied		3,727	1,726	1,062	3,727	1,062
Commercial real estate - non-owner occupied		148	168	1,451	148	1,451
Multifamily real estate		—	359	474	—	474
Commercial & Industrial		1,114	604	449	1,114	449
Residential 1-4 Family - Commercial		1,560	5,298	674	1,560	674
Residential 1-4 Family - Consumer		5,699	4,495	4,515	5,699	4,515
Residential 1-4 Family - Revolving		826	2,276	3,357	826	3,357
Auto		166	315	272	166	272
Consumer		394	327	953	394	953
Other Commercial		—	—	—	—	—
Loans ≥ 90 days and still accruing		$13,634	$15,661	$13,396	$13,634	$13,396
Total NPAs and loans ≥ 90 days		$58,855	$58,843	$46,336	$58,855	$46,336
NPAs / total outstanding loans		0.32%	0.30%	0.26%	0.32%	0.26%
NPAs / total adjusted loans(9)		0.35%	0.34%	0.26%	0.35%	0.26%
NPAs / total assets		0.23%	0.22%	0.19%	0.23%	0.19%
ALLL / nonaccrual loans		378.20%	446.20%	149.81%	378.20%	149.81%
ALLL/ nonperforming assets		355.01%	403.23%	128.40%	355.01%	128.40%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
Past Due Detail(6)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$1,903	$2,625	$4,563	$1,903	$4,563
Commercial real estate - owner occupied	1,870	4,924	3,482	1,870	3,482
Commercial real estate - non-owner occupied	2,144	1,291	457	2,144	457
Multifamily real estate	617	—	223	617	223
Commercial & Industrial	1,848	4,322	8,698	1,848	8,698
Residential 1-4 Family - Commercial	2,227	1,236	1,479	2,227	1,479
Residential 1-4 Family - Consumer	10,182	2,998	16,244	10,182	16,244
Residential 1-4 Family - Revolving	2,975	2,669	10,190	2,975	10,190
Auto	2,076	1,513	2,525	2,076	2,525
Consumer	1,166	1,020	2,128	1,166	2,128
Other Commercial	16	613	464	16	464
Loans 30-59 days past due	$27,024	$23,211	$50,453	$27,024	$50,453
Construction and land development	$547	$223	$482	$547	$482
Commercial real estate - owner occupied	1,380	1,310	2,184	1,380	2,184
Commercial real estate - non-owner occupied	1,721	1,371	—	1,721	—
Multifamily real estate	—	—	—	—	—
Commercial & Industrial	1,190	1,448	1,598	1,190	1,598
Residential 1-4 Family - Commercial	818	937	2,207	818	2,207
Residential 1-4 Family - Consumer	1,533	3,976	3,072	1,533	3,072
Residential 1-4 Family - Revolving	1,044	1,141	1,784	1,044	1,784
Auto	376	453	236	376	236
Consumer	550	772	1,233	550	1,233
Other Commercial	—	427	—	—	—
Loans 60-89 days past due	$9,159	$12,058	$12,796	$9,159	$12,796

Past Due and still accruing	$49,817	$50,930	$76,645	$49,817	$76,645
Past Due and still accruing / total loans	0.36%	0.35%	0.61%	0.36%	0.61%
Past Due and still accruing / total adjusted loans(9)	0.39%	0.40%	0.61%	0.39%	0.61%

Troubled Debt Restructurings
Performing	$13,961	$14,515	$15,686	$13,961	$15,686
Nonperforming	6,655	7,045	3,810	6,655	3,810
Total troubled debt restructurings	$20,616	$21,560	$19,496	$20,616	$19,496

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$145,604	$137,381	$135,130	$555,298	$537,872
FTE adjustment	3,084	2,901	2,657	11,547	11,121
Net interest income (FTE) (non-GAAP) (1)	$148,688	$140,282	$137,787	$566,845	$548,993
Noninterest income (GAAP)	32,241	34,407	29,193	131,486	132,815
Total revenue (FTE) (non-GAAP) (1)	$180,929	$174,689	$166,980	$698,331	$681,808

Average earning assets	$17,801,490	$17,748,152	$15,418,605	$17,058,795	$14,881,142
Net interest margin	3.25%	3.08%	3.48%	3.26%	3.61%
Net interest margin (FTE) (1)	3.32%	3.14%	3.55%	3.32%	3.69%

Tangible Assets (2)
Ending assets (GAAP)	$19,628,449	$19,930,650	$17,562,990	$19,628,449	$17,562,990
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	57,185	61,068	73,669	57,185	73,669
Ending tangible assets (non-GAAP)	$18,635,704	$18,934,022	$16,553,761	$18,635,704	$16,553,761

Tangible Common Equity (2)
Ending equity (GAAP)	$2,708,490	$2,660,885	$2,513,102	$2,708,490	$2,513,102
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	57,185	61,068	73,669	57,185	73,669
Less: Perpetual preferred stock	166,357	166,357	—	166,357	—
Ending tangible common equity (non-GAAP)	$1,549,388	$1,497,900	$1,503,873	$1,549,388	$1,503,873

Average equity (GAAP)	$2,679,170	$2,648,777	$2,515,303	$2,576,372	$2,451,435
Less: Average goodwill	935,560	935,560	930,457	935,560	912,521
Less: Average amortizable intangibles	59,031	63,016	75,845	65,094	79,405
Less: Average perpetual preferred stock	166,356	166,353	-	93,658	-
Average tangible common equity (non-GAAP)	$1,518,223	$1,483,848	$1,509,001	$1,482,060	$1,459,509

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$56,463	$58,309	$55,836	$152,570	$193,528
Plus: Amortization of intangibles, tax effected	3,079	3,202	3,636	13,093	14,632
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$59,542	$61,511	$59,472	$165,663	$208,160

Return on average tangible common equity (ROTCE) (2) (3)	15.60%	16.49%	15.64%	11.18%	14.26%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Measures (4)
Net income (GAAP)	$59,430	$61,000	$55,836	$158,228	$193,528
Plus: Merger and rebranding-related costs, net of tax	—	—	1,422	—	27,395
Plus: Net loss related to balance sheet repositioning, net of tax	16,440	—	—	25,979	12,953
Less: Gain on sale of securities, net of tax	—	14	292	9,712	6,063
Adjusted operating earnings (non-GAAP)	75,870	60,986	56,966	174,495	227,813
Less: Dividends on preferred stock	2,967	2,691	—	5,658	—
Adjusted operating earnings available to common shareholders (non-GAAP)	$72,903	$58,295	$56,966	$168,837	$227,813

Noninterest expense (GAAP)	$121,668	$93,222	$94,318	$413,349	$418,340
Less: Merger Related Costs	—	—	896	—	27,824
Less: Rebranding Costs	—	—	902	—	6,455
Less: Amortization of intangible assets	3,897	4,053	4,603	16,574	18,521
Less: Losses related to balance sheet repositioning	20,810	—	—	31,116	16,397
Adjusted operating noninterest expense (non-GAAP)	$96,961	$89,169	$87,917	$365,659	$349,143

Noninterest income (GAAP)	$32,241	$34,407	$29,193	$131,486	$132,815
Less: Gains related to balance sheet repositioning	—	—	—	(1,769)	—
Less: Gain on sale of securities	—	18	369	12,294	7,675
Operating noninterest income (non-GAAP)	$32,241	$34,389	$28,824	$120,961	$125,140

Net interest income (FTE) (non-GAAP) (1)	$148,688	$140,282	$137,787	$566,845	$548,993
Operating noninterest income (non-GAAP)	32,241	34,389	28,824	120,961	125,140
Total adjusted revenue (FTE) (non-GAAP) (1)	$180,929	$174,671	$166,611	$687,806	$674,133

Efficiency ratio	68.41%	54.27%	57.40%	60.19%	62.37%
Adjusted operating efficiency ratio (FTE) (1)(7)	53.59%	51.05%	52.77%	53.16%	51.79%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$72,903	$58,295	$56,966	$168,837	$227,813
Plus: Amortization of intangibles, tax effected	3,079	3,202	3,636	13,093	14,632
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$75,982	$61,497	$60,602	$181,930	$242,445

Average tangible common equity (non-GAAP)	$1,518,223	$1,483,848	$1,509,001	$1,482,060	$1,459,509
Adjusted operating return on average tangible common equity (non-GAAP)	19.91%	16.49%	15.93%	12.28%	16.61%

Pre-tax pre-provision adjusted operating earnings (8)
Net income (GAAP)	$59,430	$61,000	$55,836	$158,228	$193,528
Plus: Provision for credit losses	(13,813)	6,558	2,900	87,141	21,092
Plus: Income tax expense	10,560	11,008	11,227	28,066	37,557
Plus: Merger and rebranding-related costs	—	—	1,798	—	34,279
Plus: Net loss related to balance sheet repositioning	20,810	—	—	32,885	16,397
Less: Gain on sale of securities	—	18	369	12,294	7,675
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$76,987	$78,548	$71,392	$294,026	$295,178

Weighted average common shares outstanding, diluted	78,740,351	78,725,346	80,502,269	78,875,668	80,263,557
Pre-tax pre-provision earnings per share, diluted	$0.98	$1.00	$0.89	$3.73	$3.68

Paycheck Protection Program adjustment impact (9)
Loans held for investment (net of deferred fees and costs)(GAAP)	$14,021,314	$14,383,215	$12,610,936	$14,021,314	$12,610,936
Less: PPP adjustments	1,179,522	1,600,577	—	1,179,522	—
Loans held for investment (net of deferred fees and costs),net adjustments, excluding PPP (non-GAAP)	$12,841,792	$12,782,638	$12,610,936	$12,841,792	$12,610,936

Average loans held for investment (GAAP)	$14,188,661	$14,358,666	$12,327,692	$13,777,467	$11,949,171
Less: Average PPP adjustments	1,445,602	1,638,204	—	1,091,921	—
Average loans held for investment, net adjustments, excluding PPP (non-GAAP)	$12,743,059	$12,720,462	$12,327,692	$12,685,546	$11,949,171

	As of & For Three Months Ended			As of & For Year Ended
	12/31/20	09/30/20	12/31/19	12/31/20	12/31/19
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Mortgage Origination Volume
Refinance Volume	$165,042	$145,718	$50,555	$542,880	$152,624
Construction Volume	—	6,448	14,571	27,251	18,846
Purchase Volume	83,214	130,185	63,836	361,138	258,282
Total Mortgage loan originations	$248,256	$282,351	$128,962	$931,269	$429,752
% of originations that are refinances	66.5%	51.6%	39.2%	58.3%	35.5%

Wealth
Assets under management ("AUM")	$5,865,264	$5,455,268	$5,650,757	$5,865,264	$5,650,757

Other Data
End of period full-time employees	1,879	1,883	1,989	1,879	1,989
Number of full-service branches	134	135	149	134	149
Number of full automatic transaction machines ("ATMs")	156	157	169	156	169

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)	These are non-GAAP financial measures. Adjusted operating measures exclude the after-tax effect of merger and rebranding-related costs unrelated to the Company’s normal operations. In addition, adjusted operating measures now exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment) and gains or losses on sale of securities. The Company believes these non-GAAP adjusted measures provide investors with important information about the combined economic results of the organization’s operations.
(5)	All ratios at December 31, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	Amounts are not directly comparable due to the Company’s adoption of CECL on January 1, 2020. Prior to January 1, 2020, nonaccrual and past due loan information excluded PCI-related loan balances. These balances also reflect the impact of the CARES Act and March 22 Joint Guidance, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets, merger and rebranding-related costs and gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment). This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the recently adopted CECL methodology, merger and rebranding-related costs, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), and gains or losses on sale of securities. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the SBA guaranteed loans funded during 2020. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2020	2020	2019
ASSETS	(unaudited)	(unaudited)	(audited)
Cash and cash equivalents:
Cash and due from banks	$172,307	$178,563	$163,050
Interest-bearing deposits in other banks	318,974	335,111	234,810
Federal funds sold	2,013	7,292	38,172
Total cash and cash equivalents	493,294	520,966	436,032
Securities available for sale, at fair value	2,540,419	2,443,340	1,945,445
Securities held to maturity, at carrying value	544,851	546,661	555,144
Restricted stock, at cost	94,782	112,216	130,848
Loans held for sale, at fair value	96,742	52,607	55,405
Loans held for investment, net of deferred fees and costs	14,021,314	14,383,215	12,610,936
Less allowance for loan and lease losses	160,540	174,122	42,294
Total loans held for investment, net	13,860,774	14,209,093	12,568,642
Premises and equipment, net	163,829	156,934	161,073
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	57,185	61,068	73,669
Bank owned life insurance	326,892	325,538	322,917
Other assets	514,121	566,667	378,255
Total assets	$19,628,449	$19,930,650	$17,562,990
LIABILITIES
Noninterest-bearing demand deposits	$4,368,703	$4,420,665	$2,970,139
Interest-bearing deposits	11,354,062	11,155,433	10,334,842
Total deposits	15,722,765	15,576,098	13,304,981
Securities sold under agreements to repurchase	100,888	91,086	66,053
Other short-term borrowings	250,000	175,200	370,200
Long-term borrowings	489,829	1,048,036	1,077,495
Other liabilities	356,477	379,345	231,159
Total liabilities	16,919,959	17,269,765	15,049,888
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	—
Common stock, $1.33 par value	104,169	104,141	105,827
Additional paid-in capital	1,917,081	1,914,640	1,790,305
Retained earnings	616,052	579,269	581,395
Accumulated other comprehensive income (loss)	71,015	62,662	35,575
Total stockholders' equity	2,708,490	2,660,885	2,513,102
Total liabilities and stockholders' equity	$19,628,449	$19,930,650	$17,562,990

Common shares outstanding	78,729,212	78,718,850	80,001,185
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	-
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and dividend income:
Interest and fees on loans	$142,108	$138,402	$152,513	$574,871	$612,115
Interest on deposits in other banks	117	137	1,686	1,270	3,733
Interest and dividends on securities:
Taxable	10,414	10,275	12,378	43,585	51,437
Nontaxable	9,208	8,600	7,634	33,728	32,047
Total interest and dividend income	161,847	157,414	174,211	653,454	699,332
Interest expense:
Interest on deposits	12,000	15,568	30,884	75,943	114,972
Interest on short-term borrowings	93	72	1,166	1,691	15,479
Interest on long-term borrowings	4,150	4,393	7,031	20,522	31,009
Total interest expense	16,243	20,033	39,081	98,156	161,460
Net interest income	145,604	137,381	135,130	555,298	537,872
Provision for credit losses	(13,813)	6,558	2,900	87,141	21,092
Net interest income after provision for credit losses	159,417	130,823	132,230	468,157	516,780
Noninterest income:
Service charges on deposit accounts	6,702	6,041	7,871	25,251	30,202
Other service charges, commissions and fees	1,692	1,621	1,544	6,292	6,423
Interchange fees	1,884	1,979	1,854	7,184	14,619
Fiduciary and asset management fees	6,107	6,045	6,531	23,650	23,365
Mortgage banking income	9,113	8,897	2,689	25,857	10,303
Gains on securities transactions	—	18	369	12,294	7,675
Bank owned life insurance income	2,057	3,421	2,119	9,554	8,311
Loan-related interest rate swap fees	2,704	3,170	3,470	15,306	14,126
Other operating income	1,982	3,215	2,746	6,098	17,791
Total noninterest income	32,241	34,407	29,193	131,486	132,815
Noninterest expenses:
Salaries and benefits	57,649	49,000	47,233	206,662	195,349
Occupancy expenses	7,043	7,441	7,366	28,841	29,793
Furniture and equipment expenses	3,881	3,895	3,559	14,923	14,216
Technology and data processing	6,742	6,564	6,483	25,929	23,686
Professional services	3,797	2,914	3,636	13,007	11,905
Marketing and advertising expense	2,473	2,631	3,675	9,886	11,566
FDIC assessment premiums and other insurance	2,393	1,811	1,254	9,971	6,874
Other taxes	4,119	4,124	3,970	16,483	15,749
Loan-related expenses	2,004	2,314	2,793	9,515	10,043
OREO and credit-related expenses	511	413	1,547	2,023	4,708
Amortization of intangible assets	3,897	4,053	4,603	16,574	18,521
Merger-related costs	—	—	896	—	27,824
Rebranding expense	—	—	902	—	6,455
Loss on debt extinguishment	20,810	—	—	31,116	16,397
Other expenses	6,349	8,062	6,401	28,419	25,254
Total noninterest expenses	121,668	93,222	94,318	413,349	418,340
Income from continuing operations before income taxes	69,990	72,008	67,105	186,294	231,255
Income tax expense	10,560	11,008	11,227	28,066	37,557
Income from continuing operations	$59,430	$61,000	$55,878	$158,228	$193,698
Discontinued operations:
Income (loss) from operations of discontinued mortgage segment	$—	$—	$(56)	$—	$(230)
Income tax expense (benefit)	—	—	(14)	—	(60)
Income (loss) on discontinued operations	—	—	(42)	—	(170)
Net income	59,430	61,000	55,836	158,228	193,528
Dividends on preferred stock	2,967	2,691	—	5,658	—
Net income available to common shareholders	$56,463	$58,309	$55,836	$152,570	$193,528

Basic earnings per common share	$0.72	$0.74	$0.69	$1.93	$2.41
Diluted earnings per common share	$0.72	$0.74	$0.69	$1.93	$2.41

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	December 31, 2020			September 30, 2020
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$1,848,655	$10,414	2.24%	$1,738,033	$10,275	2.35%
Tax-exempt	1,291,588	11,656	3.59%	1,153,177	10,886	3.76%
Total securities	3,140,243	22,070	2.80%	2,891,210	21,161	2.91%
Loans, net (3) (4)	14,188,661	142,289	3.99%	14,358,666	138,635	3.84%
Other earning assets	472,586	572	0.48%	498,276	519	0.41%
Total earning assets	17,801,490	$164,931	3.69%	17,748,152	$160,315	3.59%
Allowance for credit losses	(174,761)			(174,171)
Total non-earning assets	2,190,589			2,211,186
Total assets	$19,817,318			$19,785,167

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$8,029,168	$3,167	0.16%	$7,834,317	$4,684	0.24%
Regular savings	881,298	88	0.04%	845,936	128	0.06%
Time deposits (5)	2,571,639	8,745	1.35%	2,579,991	10,756	1.66%
Total interest-bearing deposits	11,482,105	12,000	0.42%	11,260,244	15,568	0.55%
Other borrowings (6)	891,699	4,243	1.89%	1,183,839	4,465	1.50%
Total interest-bearing liabilities	12,373,804	$16,243	0.52%	12,444,083	$20,033	0.64%

Noninterest-bearing liabilities:
Demand deposits	4,414,044			4,320,225
Other liabilities	350,300			372,082
Total liabilities	17,138,148			17,136,390
Stockholders' equity	2,679,170			2,648,777
Total liabilities and stockholders' equity	$19,817,318			$19,785,167
Net interest income		$148,688			$140,282

Interest rate spread			3.17%			2.95%
Cost of funds			0.37%			0.45%
Net interest margin			3.32%			3.14%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.5 million and $3.8 million for the three months ended December 31, 2020 and September 30, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $22,000 and $26,000 for the three months ended December 31, 2020 and September 30, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $188,000 and $167,000 for the three months ended December 31, 2020 and September 30, 2020, in amortization of the fair market value adjustments related to acquisitions.